SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported)  August 6, 2007

PHARMOS CORPORATION

(Exact name of Registrant as Specified in its Charter)

Nevada	0-11550	36-3207413
(State or Other Jurisdiction of Incorporation)	(Commission file Number)	(IRS Employer Identification No.)

99 Wood Avenue South, Suite 311, Iselin, NJ	08830
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code (732) 452-9556

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Item 5.03 Amendments to Articles of Incorporation or Bylaws; Change in Fiscal Year.

On August 6, 2007, the Board of Directors of Pharmos Corporation (the “Company”) amended the Company’s By-Laws to declassify the Board. The amendment provides that commencing at the 2007 annual meeting of stockholders, each director shall be elected annually for a one-year term. Until the 2008 annual meeting of stockholders, the Board will continue to be divided into three classes (I, II and III), except that any incumbent director in a class extending beyond the 2008 annual meeting shall continue to serve until the end of his term. The term of the Company’s Class III directors expires in 2009. However, to effectuate the transition to a declassified Board in 2008, each current Class III director – Dr. Haim Aviv, Mr. Mony Ben Dor and Dr. Srinivas Akkaraju – submitted on August 6, 2007, a letter of resignation from the Board, with each such resignation to be effective on the date of, and immediately prior to, the opening of the polls for the 2008 meeting of stockholders. Those three Class III directors will remain as directors of the Company until that time. The amendment to the By-Laws is attached as Exhibit 3.1 hereto.

Item 7.01 Regulation FD Disclosure.

On August 8, 2007, the Company issued the press release attached hereto as Exhibit 99.1.

Item 8.01. Other Events.

On August 8, 2007, the Company announced a restructuring and cost reduction plan for its operations in Israel in an effort to conserve its cash resources while still maintaining its core scientific research and development programs. The plan involves a workforce reduction from 41 to 23 employees. The Company does not expect a material charge against operations to result from these actions. The subsequent focus of the Company’s operations in Israel include: development of PRS-639,058, a CB2 selective compound for neuropathic pain; continuation of efforts to exploit the potential of the Company’s CB2 selective library of compounds; completion of the Nano Emulsion Phase 2a clinical trial; and business development efforts to secure licensing and/or collaborations for various CB2 selective compounds.

Exhibits

3.1	By-Laws amendment.

99.1	Press release of Pharmos Corporation, dated August 8, 2007.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized on this 8th day of August, 2007.

PHARMOS CORPORATION

By:	/s/ S. Colin Neill
Name:	S. Colin Neill
Title:	Senior Vice President and Chief Financial Officer